Exhibit 10.2
PROFESSIONAL SERVICES AGREEMENT
THIS AGREEMENT, effective as of September 8, 2008 (“Effective Date”), is by and between BIOGOLD FUELS CORPORATION, a Nevada corporation (“Owner”), and ICM, Inc., a Kansas corporation (“ICM”).
Recital
WHEREAS, Owner is developing a commercial scale municipal solid waste (MSW) processing facility to be located in or near Harvey County, Kansas, (“Project”);
WHEREAS, Owner has executed a Resource Recovery System Agreement with Harvey County, Kansas dated August 18, 2008 to build a MSW processing facility that requires start of construction within nine (9) months from date of execution and start-up within twenty-seven (27) months;
WHEREAS, Owner and ICM have entered into a Development Agreement dated August 2008 (“Development Agreement”) to jointly develop a fully engineered and fully-integrated commercial plant design to process MSW using Owner’s proprietary and licensed technology;
WHEREAS, Owner desires to engage ICM to perform certain engineering and design services required for the Project (the “Services” as more fully defined below) according to the terms and conditions set forth herein;
Owner and ICM, in consideration of their mutual covenants as set forth herein, agree as follows:
Agreement
ARTICLE 1 — SERVICES OF ICM
1.01	Scope
A.	ICM shall provide the Services set forth herein and in Exhibit A.

B.	ICM shall begin the Services upon execution of this Agreement and receipt of the down payment set forth in Exhibit C.
ARTICLE 2 — OWNER’S RESPONSIBILITIES
2.01	General
A.	Owner shall have the responsibilities set forth herein and in Exhibit B.
ARTICLE 3 — TIMES FOR RENDERING SERVICES
3.01	General
A.	ICM’s services and compensation under this Agreement are set forth in accordance with Exhibit A-1.02.

B.
If in this Agreement specific periods of time for rendering services are set forth or specific dates by which services are to be completed are provided, and if such periods of time or dates are changed through no fault of ICM, the rates and amounts of compensation provided for herein shall be subject to equitable adjustment. If Owner has requested changes in the scope, extent or character of the Project or Services, the time of performance of ICM’s services shall be adjusted equitably.

C.	For purposes of this Agreement, the term “day” means a calendar day of 24 hours.
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

3.02	Suspension
A.
If Owner fails to give prompt written authorization to proceed with any phase of services after completion of the immediately preceding phase, or if ICM’s services are delayed through no fault of ICM, ICM may suspend services upon notice to Owner. ICM shall give not less than fourteen days’ written notice of any suspension of services under this Agreement.

ARTICLE 4 — PAYMENTS TO ICM
4.01	Methods of Payment for Services and Reimbursable Expenses of ICM
A.	For Services. Owner shall pay ICM for Services performed or furnished as set forth in Exhibit C.

B.	For Reimbursable Expenses. In addition to payments provided for in Article 4.01(A), Owner shall pay ICM for Reimbursable Expenses incurred by ICM and ICM’s Consultants as set forth in Exhibit C.
4.02	Other Provisions Concerning Payments
A.
Preparation of Invoices. Invoices will be prepared in accordance with ICM’s standard invoicing practices and will be submitted to Owner by ICM. The amount billed in each invoice will be calculated as set forth in Exhibit C.

B.
Payment of Invoices. Invoices are due and payable within 30 days of receipt. If Owner fails to make any payment due ICM for services and expenses within 30 days after receipt of ICM’s invoice therefor, the amounts due ICM will be increased at the rate of 1.5% per month (or the maximum rate of interest permitted by law, if less) from said 30th day. In addition, ICM may, after giving 7 days’ written notice to Owner, suspend services under this Agreement until ICM has been paid in full all amounts due for services, expenses, and other related charges. Payments will be credited first to interest and then to principal.

C.	Disputed Invoices. In the event of a disputed or contested invoice, only that portion so contested may be withheld from payment, and the undisputed portion will be paid.

D.	Payments Upon Termination.
1.
In the event of any termination under Article 5.05, ICM will be entitled to invoice Owner and will be paid in accordance with Exhibit C for all services performed or furnished and all Reimbursable Expenses incurred through the effective date of termination.

2.
In the event of termination by Owner for convenience or by ICM for cause, ICM, in addition to invoicing for those items identified in Article 4.02(D)(1) above, shall be entitled to invoice Owner and shall be paid a reasonable amount for services and expenses directly attributable to termination, both before and after the effective date of termination, such as reassignment of personnel, costs of terminating contracts with ICM’s Consultants, and other related close-out costs, using methods and rates set forth in Section 4.02(B) of Exhibit C.

E.
Legislative Actions. In the event of legislative actions after the Effective Date of the Agreement by any level of government that impose taxes, fees, or costs on ICM’s services or other costs in connection with the Services or compensation therefore, such new taxes, fees, or costs shall be invoiced to and paid by Owner as a Reimbursable Expense.

Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

ARTICLE 5 — GENERAL CONSIDERATIONS
5.01	Standards of Performance
A.
The standard of care for all professional engineering and related services performed or furnished by ICM under this Agreement will be the care and skill ordinarily used by members of the same profession practicing under similar circumstances at the same time. ICM makes no warranties, express or implied, under this Agreement or otherwise, in connection with ICM’s services.

B.
ICM shall be responsible for the technical accuracy of its services and documents resulting therefrom. ICM shall correct such deficiencies without additional compensation except to the extent such action is directly attributable to deficiencies in Owner-furnished information.

C.
ICM shall perform or furnish professional engineering and related services in all phases of the Services to which this Agreement applies. ICM may employ such consultants as ICM deems necessary to assist in the performance or furnishing of the services.

D.
ICM and Owner shall comply with applicable Laws and Regulations and Owner-mandated standards. This Agreement is based on these requirements as of its Effective Date. Changes to these requirements after the Effective Date of this Agreement may be the basis for modifications to Owner’s responsibilities or to ICM’s scope of services, times of performance, or compensation.

E.
Owner shall be responsible for, and ICM may rely upon, the accuracy and completeness of all requirements, programs, instructions, reports, data, and other information furnished by Owner to ICM pursuant to this Agreement. ICM may use such requirements, reports, data and information in performing or furnishing services under this Agreement.

F.	Owner and ICM shall make decisions and carry out their other responsibilities in a timely manner and shall bear all costs incident thereto so as not to delay completion of the Services.

G.
ICM shall not be required to sign any documents, no matter by whom requested, that would result in ICM’s having to certify, guarantee or warrant the existence of conditions whose existence ICM cannot ascertain. Owner agrees not to make resolution of any dispute with ICM or payment of any amount due to ICM in any way contingent upon ICM’s signing any such certification.

5.02	Authorized Project Representatives
A.
Contemporaneous with the execution of this Agreement, ICM and Owner shall each designate specific individuals to act as its representative with respect to the services to be performed or furnished by ICM and responsibilities of Owner under this Agreement. Such individuals shall have authority to transmit instructions, receive information and render decisions relative to the Services on behalf of the respective parties.

5.03	Ownership and Use of Documents
A.
All Documents are instruments of service in respect to this Project, and ICM shall retain all ownership and property interest therein (including the right of reuse at the discretion of ICM) whether or not the Project is completed. Nothing in this Agreement shall be interpreted or construed as granting to Owner any ownership or other rights to the documents or other information furnished by ICM (or its employees or agents) to Owner in connection with this Agreement. However, if Owner terminates for Cause that certain Development Agreement dated September 8, 2008 between the Parties (“Development Agreement”), Owner shall be provided with those license and other rights defined in the Development Agreement. Termination for Cause provisions are more specifically defined in the Development Agreement.

B.
Copies of data furnished by Owner that may be relied upon by ICM are limited to the printed copies (also known as hard copies) that are delivered to ICM pursuant to Exhibit B. Files in electronic media format of text, data, graphics, or of other types that are furnished by Owner to ICM are only for convenience of ICM.

Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

C.
Copies of Documents that may be relied upon by Owner are limited to the printed copies (also known as hard copies) that are signed or sealed by ICM. Files in electronic media format of text, data, graphics, or of other types that are furnished by ICM to Owner are only for convenience of Owner.

D.
Because data stored in electronic media format can deteriorate or be modified inadvertently or otherwise without authorization of the data’s creator, the party receiving electronic files agrees that it will perform acceptance tests or procedures within 60 days, after which the receiving party shall be deemed to have accepted the data thus transferred. Any errors detected within the 60-day acceptance period will be corrected by the party delivering the electronic files. ICM shall not be responsible to maintain documents stored in electronic media format after acceptance by Owner.

E.
When transferring documents in electronic media format, ICM makes no representations as to long term compatibility, usability, or readability of documents resulting from the use of software application packages, operating systems, or computer hardware differing from those used by ICM.

F.
Owner may make and retain copies of Documents for information and reference in connection with the use on the Project by Owner. Such Documents are not intended or represented to be suitable for reuse by Owner or others on extensions of the Project or on any other project, and Owner is prohibited from using such Documents in any such circumstance.

5.04	Insurance
A.	ICM shall procure and maintain insurance as set forth in Exhibit D.

B.
Owner shall procure and maintain insurance as set forth in Exhibit D. Owner shall cause ICM and ICM’s Consultants to be listed as additional insured on any general liability or property insurance policies carried by OWNER, which are applicable to the Services.

C.
Owner and ICM shall each deliver to the other certificates of insurance evidencing the coverages indicated in Exhibit D. Such certificates shall be furnished before commencement of ICM’s services and at renewals thereafter during the life of this Agreement.

D.
All policies of property insurance shall contain provisions to the effect that ICM’s and ICM’s Consultants’ interests are covered and that, in the event of payment of any loss or damage, the insurers will have no rights of recovery against any of the insureds or additional insureds thereunder.

E.
At any time, Owner may request that ICM, at Owner’s sole expense, provide additional insurance coverage, increased limits, or revised deductibles that are more protective than those specified in Exhibit D. If so requested by Owner, with the concurrence of ICM, and if commercially available, ICM shall obtain and shall require ICM’s Consultants to obtain such additional insurance coverage, different limits, or revised deductibles for such periods of time as requested by Owner, and Exhibit D will be supplemented to incorporate these requirements. Any and all additional costs and expenses of ICM and/or ICM’s Consultants to obtain such additional insurance coverage, different limits, or revised deductions shall be a Reimbursable Expense.

Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

5.05	Termination
A.	The obligation to provide further services under this Agreement may be terminated:
1.	For cause,
a.	By either party upon thirty 30 days’ written notice in the event of a material breach by the other party of its obligations hereunder through no fault of the terminating party.

b.	By ICM:
i.	Upon seven (7) days’ written notice if ICM believes that ICM is being requested by OWNER to furnish or perform services contrary to ICM’s responsibilities as a licensed professional; or

ii.	Upon seven (7) days’ written notice if ICM’s services for the Project are delayed or suspended for more than 30 consecutive days for reasons beyond ICM’s control.

iii.	Upon seven (7) days’ written notice if Owner fails to pay ICM fees as provided herein.
c.
Notwithstanding the foregoing, except in the event of non-payment, this Agreement will not terminate as a result of a material breach if the party receiving such notice begins, within seven (7) days of receipt of such notice, to correct its failure to perform and proceeds diligently to cure such failure within no more than thirty (30) days of receipt thereof; provided, however, that if and to the extent such material breach cannot be reasonably cured within such thirty (30) day period, and if such party has diligently attempted to cure the same and thereafter continues diligently to cure the same, then the cure period provided for herein shall extend up to, but in no case more than, sixty (60) days after the date of receipt of the notice.

2.	For abandonment of the Project,
a.	By either party upon ten (10) days’ written notice in the event Owner abandons development of the Project.
B.
The terminating party under Article 5.05(A)(1) or 5.05(A)(2) may set the effective date of termination at a time up to thirty (30) days later than otherwise provided to allow ICM to demobilize personnel and equipment from the Site, to complete tasks whose value would otherwise be lost, to prepare notes as to the status of completed and uncompleted tasks, and to assemble materials in orderly files. ICM will be paid according to rates in Appendix 1 in Exhibit C for costs related to cleanup and demobilization.

5.06	Controlling Law
A.	This Agreement is to be governed by the law of the state of Kansas, without regard to its choice of law principles.
5.07	Successors, Assigns and Beneficiaries
A.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

B.	Neither Owner nor ICM may assign, sublet, or transfer any rights under or interest in this Agreement without the written consent of the other.

C.	Unless expressly provided otherwise in this Agreement:
1.
Nothing in this Agreement shall be construed to create, impose or give rise to any duty owed by Owner or ICM to any subcontractor, supplier, other individual or entity, or to any surety for or employee of any of them.

2.	All duties and responsibilities undertaken pursuant to this Agreement will be for the sole and exclusive benefit of Owner, its lenders and ICM and not for the benefit of any other party.
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

5.08	Confidentiality
A.
This Agreement and confidential or proprietary information regarding the other party’s business affairs, finances, technology, processes, plans or installations, product information, know-how, and other information exchanged pursuant to this Agreement constitute Confidential Information as that term is defined in the Mutual Confidentiality Agreement entered into by and between the parties on March 5, 2008 (“Confidentiality Agreement”). The terms and conditions of the Confidentiality Agreement are incorporated herein by reference as if fully set forth herein. Notwithstanding the foregoing, the Confidentiality Agreement is not merged into this Agreement and the rights, obligations and remedies provided therein shall remain in full force and effect pursuant to the terms of the Confidentiality Agreement.

5.09	Dispute Resolution
A.
Owner and ICM agree to negotiate all disputes between them in good faith for a period of thirty (30) days from the date of notice prior to exercising their arbitration rights under the procedures set forth in Exhibit E. Notwithstanding the foregoing, the parties are not required to negotiate any dispute if to do so would cause such dispute to be barred by the applicable statute of limitations for arbitration proceedings in accordance with Exhibit E or otherwise prejudice such party.

B.
Owner and ICM have agreed on the method and procedure for resolving disputes between them arising out of or relating to this Agreement, as set forth in Exhibit E, except to the extent such breach relates to the Confidentiality Agreement.

5.10	Allocation of Risks
A.	Indemnification
1.
To the fullest extent permitted by law, ICM shall indemnify and hold harmless Owner, Owner’s officers, directors, partners, and employees from and against any and all costs, losses and damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals, and all court or arbitration or other dispute resolution costs) caused by the willful acts and/or negligent acts or omissions of ICM or ICM’s officers, directors, partners, employees, and ICM’s Consultants in the performance and furnishing of ICM’s Services under this Agreement.

2.
To the fullest extent permitted by law, Owner shall indemnify and hold harmless ICM, ICM’s officers, directors, partners, employees, and ICM’s Consultants from and against any and all costs, losses and damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals, and all court or arbitration of other dispute resolution costs) caused by the willful acts and/or negligent acts or omissions of Owner or Owner’s officers, directors, partners, employees, and Owner’s Consultants with respect to this Agreement or the Project (not including ICM or ICM’s Consultants).

3.
To the fullest extent permitted by law, one party’s total liability to the other party and anyone claiming by, through, or under the other party for any cost, loss, or damages caused in part by the negligence of one party and in part by the negligence of the other party or any other negligent entity or individual, shall not exceed the percentage share that one party’s negligence bears to the total negligence of the one party, the other party, and all other negligent entities and individuals.

4.	The indemnification provisions of the Development Agreement shall apply to the relative intellectual property rights of the parties.

5.	The indemnification provisions of Article 5.10(A) are subject to and limited by the provisions agreed to by Owner and ICM in Exhibit F.
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

5.11	Notices
A.
Any notices required under this Agreement will be in writing, addressed to the appropriate party at its address on the signature page and given personally, or by registered or certified mail postage prepaid, or by a commercial courier service. All notices shall be effective upon the date of receipt. Copies of notices may be sent by fax or email but the delivered hardcopy shall be the official document.

5.12	Survival
A.	All express representations, indemnifications or limitations of liability included in this Agreement will survive its completion or termination for any reason.
5.13	Severability
A.
Any provision or part of this Agreement held to be void or unenforceable under any Laws or Regulations shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon Owner and ICM, who agree that this Agreement shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

5.14	Waiver
A.	Non-enforcement of any provision by either party shall not constitute a waiver of that provision, nor shall it affect the enforceability of that provision or of the remainder of this Agreement.
5.15	Headings
A.	The headings used in this Agreement are for general reference only and do not have special significance.
5.16	Construction
A.
This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against a party shall not apply to any construction or interpretation hereof.

ARTICLE 6 — DEFINITIONS
6.01	Defined Terms
A.
Wherever used in this Agreement (including the Exhibits hereto) and printed with initial or all capital letters, the terms listed below have the meanings indicated, which are applicable to both the singular and plural thereof:

1.	Agreement – This Professional Services Agreement, including those Exhibits listed in Article 7 hereof.

2.
Change Order – A document agreed upon and signed by ICM and Owner, to authorize an addition, deletion or revision in the Services, and/or an adjustment in the compensation for or time to complete such Services.

3.
Documents – data, reports, drawings, specifications, record drawings, and other deliverables, whether in printed or electronic media format, provided or furnished in appropriate phases by ICM to Owner pursuant to this Agreement.

4.	Effective Date of the Agreement – The date indicated in the preamble to this Agreement.
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

5.
ICM’s Consultants – Individuals or entities having a contract with ICM to furnish services with respect to the Services as ICM’s independent professional associates, consultants, subcontractors, or vendors. The term ICM includes ICM’s Consultants.

6.
Laws and Regulations; Laws or Regulations – Any and all applicable laws, rules, regulations, ordinances, codes, standards, and orders of any and all governmental bodies, agencies, authorities, and courts having jurisdiction.

7.	Project Representative – With respect to ICM and Owner, the authorized representative identified by each of ICM and Owner pursuant to Article 5.02(A).

8.	Reimbursable Expenses – The expenses incurred directly by ICM in connection with the performing or furnishing of the Services for which Owner shall pay ICM as indicated in Exhibit C.

9.	Services – The services to be performed for or furnished to Owner by ICM in accordance with Exhibit A.

10.
Site – Lands or areas furnished by Owner upon which the Work is to be performed, rights-of-way and easements for access thereto, and such other lands furnished by Owner that are designated for use of Contractor.

11.	Substantial Completion – Design engineering completed to the point that plans can be used for bidding and/or construction purposes.
[SIGNATURE PAGE FOLLOWS]
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

ARTICLE 7 — EXHIBITS AND SPECIAL PROVISIONS
7.01	Total Agreement

This Agreement (together with the Exhibits referenced herein) constitutes the entire agreement between Owner and ICM and supersedes all prior written or oral understandings. This Agreement may only be amended, supplemented, modified or canceled by a duly executed written instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, the Effective Date of which is indicated on page 1.

OWNER:	ICM:
BioGold Fuels Corporation	ICM, Inc.

/s/ Steve Racoosin	/s/ Dave VanderGriend

By: Steve Racoosin	By: Dave VanderGriend

Title: CEO	Title: President

Date signed:	Date signed:

Address for giving notices:	Address for giving notices:

1800 Century Park East, Suite 600	310 N. First Street
Los Angeles, California 90067	Colwich, KS 67030

Project Representative (Article 5.02(A)):	Project Representative (Article 5.02(A)):

Steve Racoosin	Patrick Ralston

Title: CEO	Title: Project Manager

Phone Number: 951-500-9459	Phone Number: 316.977.6288

Facsimile Number: 310-564-7611	Facsimile Number: 316.977.6260

Email Address: sracoosin@biogoldfuels.com	Email Address: patrick.ralston@icminc.com
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

EXHIBIT A
ICM’s Services
ARTICLE 1 — SERVICES OF ICM
A-1.01 Services

Owner, with assistance set forth in the Development Agreement has engaged ICM to develop a fully engineered and fully-integrated commercial plant design to process municipal solid waste and various other municipal waste forms that will utilize Owner’s proprietary and licensed technology. ICM will provide the following:

A.	Preconstruction Services:

ICM will provide Misc. Preconstruction Services including: Coordination of design and construction schedule, plant site layout, document control, outside consultant management, final cost estimate at design substantial completion, preparation of a final Design/Build agreement, periodic design review with Owner and site visits as needed. Develop a list of local contractors to the area of the project. Pre-qualify the contractors, and issue bid packages to complete the work.

B.	Process Design and Engineering:

ICM will provide Process Design and Engineering including: Process & Instrument Designs (P&IDs), design and specifications for all major and minor equipment and all utility requirements for the Project.

C.	Electrical Design and Engineering:

ICM will provide Electrical Design and Engineering including design calculations for lighting, cable tray, conduit/cable sizing, and voltage drop. Electrical design drawings will include the following: area classification drawing, site lighting design, electrical underground drawings, grounding plans and details, conduit plans and details, power distribution one line drawings, MCC one line drawings, MCC layout drawings, lighting plans and details, panel schedules, cable tray drawings, power and auxiliary drawings, instrument loops, motor loops, junction box construction drawings, equipment wiring diagrams, configuration drawings, heat trace design and steam turbine design. ICM will design the temporary construction power system for uses during the construction of the plant and the permanent power system, including, associated transformers, switches, underground wire, transformer bases, and road conduits. ICM will also meet with the applicable utility in connection with the temporary and permanent power systems and coordinate with the owner on the owner’s scope portion on this work.

D.	Civil Design and Engineering:

ICM will provide Civil Design and Engineering for the Project site. The plans will include compacted and properly prepared building pad elevations These requirements are derived from the recommendations in the Geotechnical Report provided by ICM.. ICM will submit such plans as are necessary to the applicable governmental authority having jurisdiction for the review and approval of such plan relating to the above design work. The following items are specifically included, if required:

Site drainage plan.

Stormwater pollution prevention plan.

Fire protection design.

Potable water supply line design.

Sanitary sewer line and septic system design.

Erosion control plan.
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

Site grading and over-excavation plan (the overexcavation plan can not be completed until the geotechnical report is received by ICM). The site grading plan will include contours and spot elevations providing detailed illustration of the drainage from all areas of the site. This grading plan will call out the size and location of all stormsewer piping required to move stormwater from the site to an on site detention pond and will include details of the stormsewer infrastructure. The basis of the design will be the post developed run-off requirements as dictated by the local authorities. The civil engineer will determine these parameters as part of the design. Also included in this design will be an illustration of the over-excavation requirements that will be performed by the earthwork contractor. These requirements are derived from the recommendations in the Geotechnical Report provided by the OWNER.

Road design with typical sections. The road design will provide horizontal layout controls, spot elevations and typical sections to layout the paving and provide the details paving sections necessary to support the plant truck traffic.

Submit such plans as are necessary to the applicable governmental authority having jurisdiction for the review and approval of such plan relating to the above design work.

Specifically excluded are geotechnical report, survey work, county and state road design, gas line design from the public utility to (and including) the let down station, traffic studies, permit fees, plan review fees and re-design due to Owner requested changes to the site layout, once it has been established. Also excluded are re-design resulting from existing utilities, oil/gas lines, etc.

E.	Structural, Architectural and HVAC Design and Engineering:

ICM will provide Structural, Architectural, and Plumbing/HVAC Design and Engineering. Structural elements for the building are column and equipment foundations, perimeter foundations and steel frame structure. Air conditioning (heating and cooling) as required. Other services provided include development of floor plan and exterior elevations and preparing Construction Documents consisting of drawings setting forth in detail the requirements for the construction of the Project building.

F.	Automation and Controls Design and Engineering:

ICM will provide Automation Controls Design including design and specifications for equipment and instruments.
A-1.02 Schedule
A.
Services are anticipated to take two hundred seventy (270) days to achieve Substantial Completion. In the event Substantial Completion is not reached in every engineering discipline, designs will be sufficient to start construction of the facility per the requirements of Resource Recovery System Agreement between Owner and Harvey County. Final design (as-builts) will not be completed until the start-up of the facility.

B.	Design Review Meetings: — Drawings and specifications generated for the above outlined disciplines will be reviewed with Owner during design review meetings in Colwich, KS at the following stages:
a.	Forty five (45) days from effective date of this Agreement

b.	Ninety (90) days from effective date of this Agreement

c.	One Hundred Thirty Five (135) days from effective date of this Agreement

d.	Substantial Completion at Two Hundred Seventy (270) days from the effective date of this Agreement

e.	Design reviews will be for information and clarification purposes only. ICM will not delay moving forward waiting for approval.
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

EXHIBIT B
Owner’s Responsibilities
ARTICLE 2 — OWNER’S RESPONSIBILITIES
B-2.01 In addition to other responsibilities of Owner as set forth in this Agreement, Owner shall:
A.
Provide ICM with all criteria and full information as to Owner’s requirements for the Project, including design objectives and constraints, space, capacity and performance requirements, flexibility, and expandability, and any budgetary limitations; and furnish copies of all design and construction standards which Owner will require to be included in the Work.

B.	Furnish to ICM any other available information pertinent to the Project including reports and data relative to previous designs, or investigation at or adjacent to the Site.

C.
Following ICM’s assessment of initially-available Project information and data and upon ICM’s request, furnish or otherwise make available such additional Project related information and data as is reasonably required to enable ICM to complete its Services. Such additional information or data would generally include the following:

1.	Property descriptions

2.	Zoning, deed and other land use restrictions

3.	Property, boundary, easement, right-of-way, and other special surveys or data, including establishing relevant reference points. Topo survey of property with 1’-0” contours.

4.
Explorations and tests of subsurface conditions, including a geotechnical report for the Site, drawings of physical conditions in or relating to existing surface or subsurface structures at or contiguous to the Site, or hydrographic surveys, with appropriate professional interpretation thereof.

5.	Environmental assessments, audits, investigations and impact statements, and other relevant environmental or cultural studies as to the Project, the Site and adjacent areas.

6.	Vendor equipment lists, drawings, and specifications along with any special requirements for handling, placement or location of equipment.

7.	Vendor supplied static and dynamic equipment loads

8.	Initial process flows.

9.	Initial general arrangement

10.	Utility requirements.

11.	Vendor equipment automation requirements.
D.	Authorize ICM to provide Change Order Work in accordance with the Agreement.

E.	Arrange for safe access to and make all provisions for ICM to enter upon public and private property as required for ICM to perform services under the Agreement.

F.
Examine all alternate solutions, studies, reports, sketches, Drawings, Specifications, proposals, and other documents presented by ICM (including obtaining advice of an attorney, insurance counselor, and other advisors or consultants as Owner deems appropriate with respect to such examination) and render in writing timely decisions pertaining thereto.

Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

G.
Unless otherwise specifically provided in this Agreement, provide reviews, approvals, and permits from all governmental authorities having jurisdiction to approve all phases of the Project designed or specified by ICM and such reviews, approvals, and consents from others as may be necessary for completion of each phase of the Project.

H.	Provide, as required for the Project:
1.	Accounting, bond and financial advisory, independent cost estimating, legal and insurance counseling services.

2.	Such auditing services as Owner requires to ascertain how or for what purpose Contractor has used the moneys paid.
I.
Advise ICM of the identity and scope of services of any independent consultants employed by Owner to perform or furnish services in regard to the Project, including, but not limited to, cost estimating, project peer review, value engineering, and constructability review.

J.
If Owner designates a construction manager or an individual or entity other than ICM to represent Owner at the Site, define the duties, responsibilities, and limitations of authority of such other party and the relation thereof to the duties, responsibilities, and authority of ICM.

K.
Owner has certain duties and obligations set forth in Section 2 of the Development Agreement. Those duties and obligations are incorporated herein as a requirement to this Agreement. The most important obligation is for Owner to make its engineers and technical representatives available to ICM to support the development of this MSW Processing Facility and to meet the requirements of the schedule and project.

Professional Services Agreement

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© 2008 ICM, Inc. All rights reserved.

EXHIBIT C
Payments to ICM
ARTICLE 4 — PAYMENTS TO ICM
C-4.01 For Services
A.	Owner shall pay ICM for Services set forth in Exhibit A as follows:
1.
A Down Payment in the amount of One Hundred Thousand Dollars ($100,000.00), payable Fifty Thousand Dollars ($50,000) upon execution of this Agreement and Fifty Thousand Dollars ($50,000) on October 1, 2008. The down payment will be applied against the services performed. ICM will issue a credit memorandum detailing the services performed and offset the down payment.

2.
Following the depletion of the down payment, progress payments will be invoiced monthly for services of ICM’s employees, ICM Consultants and Reimbursable Expenses engaged directly on the Project pursuant to paragraph A-1.01 and subject to payment provisions in Article 4. The invoices will reflect an amount equal to the cumulative hours charged to the Project by ICM’s employees at the Personnel rates set forth in Appendix 1 to this Exhibit C in connection with the Project, plus Reimbursable Expenses and ICM’s Consultant’s charges, if any.

C-4.02 For Reimbursable Expenses
A.	Owner shall pay ICM for Reimbursable Expenses at the rates set forth in Appendix 1 to this Exhibit C.

B.
Reimbursable Expenses include but are not limited to the following categories: transportation and subsistence incidental thereto; obtaining bids or proposals from contractor(s); subsistence and transportation of Project Representative and their assistants; toll telephone calls and telegrams; reproduction of reports, Drawings, Specifications, and similar Project-related items in addition to those required under Exhibit A, and, if authorized in advance by Owner, overtime work requiring higher than regular rates. In addition, if authorized in advance by Owner, Reimbursable Expenses will also include expenses incurred for computer time and the use of other highly specialized equipment.

C.
The amounts payable to ICM for Reimbursable Expenses will be the Project-related internal expenses actually incurred or allocated by ICM, plus all invoiced external Reimbursable Expenses allocated to the Project, the latter multiplied by a factor of 1.15.

C-4.03 For ICM’s Consultant’s Charges
A.	Whenever compensation to ICM herein is stated to include charges of ICM’s Consultants, those charges shall be the amounts billed by ICM’s Consultants to ICM times a factor of 1.15.
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

APPENDIX 1 TO EXHIBIT C
PROFESSIONAL
SERVICES
SCHEDULE
Effective January 1, 2008
310 N. First Street
P.O. Box 397
Colwich, KS 67030 USA
Phone: (316) 796-0900
Fax: (316) 796-0570
www.icminc.com
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

This Professional Services Schedule (“Schedule”) is effective for charges incurred on and after January 1, 2008. All amounts are quoted in U.S. dollars and are to be paid in U.S. dollars by ACH or wire transfer. Unless changed in a written notification from an executive officer of ICM, Inc. (“ICM”), ICM’s wire transfer instructions are as follows: Institution: Intrust Bank; ABA Routing Number: 101100029; Account Name: Operating Account; Account Number: 40769836. All wire transfer instructions must reference the invoice number(s) being paid.
PERSONNEL RATES
All personnel are charged to each ICM project for actual time spent in direct support of the project. ICM’s invoice will list the specific individuals who have worked on the project and the number of hours worked by each listed individual. Labor charged to projects is invoiced based upon personnel classification. A listing of individuals within each classification will be provided at the Owner’s request. The rate per hour for each classification follows.

External
Calc w/
Description	7% Increase
Expert Witness	270.00
Consultant II	160.00
Consultant I	75.00
Principal III	225.00
Principal II	215.00
Principal I	200.00
Project Manager III	180.00
Project Manager II	170.00
Project Manager I	155.00
Engineer/Associate/Specialist V	150.00
Engineer/Associate/Specialist IV	140.00
Engineer/Associate/Specialist III	130.00
Engineer/Associate/Specialist II	120.00
Engineer/Associate/Specialist I	95.00
General Superintendent	180.00
Superintendent	125.00
Shutdown Coordinator	100.00
Programmer II	175.00
Programmer I	150.00
Trainer IV	150.00
Trainer III	135.00
Trainer II	125.00
Trainer I	110.00
Maintenance II	135.00
Maintenance I	115.00
Safety II	135.00
Safety I	115.00
Field Representative	115.00
Field Support	80.00
Designer III	115.00
Designer II	90.00
Designer I	75.00
Principal Scientist	150.00
Scientist	145.00
Lab Technician	75.00
Administrative	54.00
Craftsman III	80.00
Craftsman II	65.00
Craftsman I	55.00
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

AIRCRAFT RATES
The use of ICM’s privately owned aircraft is invoiced at ICM’s direct cost of the aircraft utilized (inclusive of pilot, fuel and oil), without any additional charges for overhead or profit. Current rates will be provided at the Owner’s request.
OTHER PROJECT COSTS
Other project costs are invoiced at ICM’s cost plus a 15% fee, unless a different fee is specified in a separate written agreement between ICM and the invoiced party. These costs may include, but are not limited to, the following:
•	Travel expenses, including commercial airfare, lodging, ground transportation, meals and incidentals related to the foregoing.

•	Priority mail, delivery/courier service, express mail and regular postage.

•	Third party legal services and other professional services.

•	Rent of offices other than ICM’s corporate offices.

•	Outside reproduction, blueprint, printing, photographic supplies and services.

•	Additional insurance coverage limits beyond the standard limits and coverages provided by ICM. Coverages and limits will be provided at the Owner’s request.

•	Losses not covered by insurance maintained to jointly protect Owner and ICM.

•	Permits, licenses, inspections and other fees.

•	All amounts paid pursuant to subcontracts.

•	All costs incurred for rental equipment and tools, including delivery, set-up and demobilization expenses.

•	Utilities incurred at the project site.

•	Specialty manufacturing supplies and small tools.
Equipment purchased by ICM for a particular project will be invoiced at the rate specified in a separate written agreement between ICM and the invoiced party.
TAXES
Taxes on labor, materials or services assessed by any taxing authority will be invoiced as a separate line item with no markup.
INVOICING
Invoices for project costs under this Schedule will generally be issued monthly and/or at the completion of the project.
SCHEDULE REVISIONS
This Schedule is subject to revision at ICM’s discretion, unless otherwise provided by written agreement.
Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

EXHIBIT D
Insurance
D-5.04 Insurance
B.
Limits. ICM and Owner’s Employers’ Liability, Business Automobile Liability, and Commercial General Liability policies, as required by Article 5.04(A) and 5.04(B) of the Agreement, shall be written with at least the following limits of liability:

1.	Employers’ Liability Insurance
a.	$1,000,000 Bodily Injury by Accident Each Accident

b.	$1,000,000 Bodily Injury by Disease Policy Limit

c.	$1,000,000 Bodily Injury by Disease Each Employee
2.	Business Automobile Liability Insurance
$1,000,000 Each Accident
3.	Commercial General Liability Insurance
a.	$1,000,000 Each Occurrence

b.	$2,000,000 General Aggregate

c.	$2,000,000 Products/Completed Operations Aggregate

d.	$1,000,000 Personal and Advertising Injury
4.	Liability Umbrella policy: $4,000,000 (in addition to the underlying limits).

5.	ICM’s Professional Errors & Omissions policy shall be written with a limit of $1,000,000 per policy year.
C.
Additional Insured. The following persons or entities are to be listed on Owner’s policies of insurance as additional insureds as provided in Article 5.04(B): ICM, Inc. and ICM’s Subcontractors or Consultants.

ICM 2008 Exhibit E

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

EXHIBIT E
Dispute Resolution
E-5.09	Dispute Resolution
A.
All disputes between Owner and ICM other than those arising under the provisions of the Confidentiality Agreement shall be settled by arbitration in Wichita, Kansas in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association effective at the Effective Date of the Agreement, subject to the limitations and restrictions stated in subparagraphs below. This agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith as provided herein will be specifically enforceable under prevailing law of any court having jurisdiction.

1.
Notice of the demand for arbitration must be filed in writing with the other party to the Agreement and with the American Arbitration Association. The demand must be made within a reasonable time after the dispute, has arisen. In no event may the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such dispute, would be barred by the applicable statute of limitations.

2.
The arbitrator shall have the discretion to award reasonable attorneys’ fees and cost to the prevailing party. The award rendered by the arbitrators will be final, and judgement may be entered upon it in any court having jurisdiction thereof.

3.
If a dispute in question between Owner and ICM involves the work of a Contractor, subcontractor, or consultant to the Owner or ICM (each a “Joinable Party”), either Owner or ICM may enjoin each Joinable Party as a party to the arbitration between Owner and ICM hereunder, and ICM or Owner, as appropriate, shall include in each contract with each such Joinable Party a specific provision whereby such Joinable Party consents to being joined in an arbitration between Owner and ICM involving the work of such Joinable Party. Nothing in this subparagraph nor in the provision of such contract consenting to joiner shall create any claim, right, or cause of action in favor of the Joinable Party and against Owner or ICM that does not otherwise exist.

ICM 2008 Exhibit E

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.

EXHIBIT F
Allocation of Risks
F-5.11	Allocation of Risks
1.
To the fullest extent permitted by law, and notwithstanding any other provision of this Agreement, the total liability, in the aggregate, of ICM and ICM’s officers, directors, partners, employees, agents, and ICM’s Consultants, and any of them, to Owner and anyone claiming by, through, or under Owner for any and all claims, losses, costs, or damages whatsoever arising out of, resulting from or in any way related to the Services, the Project, this Agreement or the Confidentiality Agreement from any cause or causes, including but not limited to the negligence, professional errors or omissions, strict liability or breach of contract, or warranty express or implied of ICM or ICM’s officers, directors, partners, employees, agents or ICM’s Consultants, or any of them, shall not exceed the total compensation received by ICM under this Agreement.

2.
To the fullest extent permitted by law, and notwithstanding any other provision in this Agreement, neither party, nor their officers, directors, partners, employees, agents, and consultants shall be liable to the other party for any special, incidental, indirect, or consequential damages whatsoever arising out of, resulting from, or in any way related to the Services, the Project or the Agreement from any cause or causes, including but not limited to any such damages caused by the negligence, professional errors or omissions, strict liability or breach of contract, or warranty express or implied of ICM or ICM’s officers, directors, partners, employees, agents, or ICM’s Consultants, or any of them.

Professional Services Agreement

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.
© 2008 ICM, Inc. All rights reserved.